UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material under §240.14a-12

DYCOM INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)            Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)            Date Filed:

Commencing on or about November 1, 2012, Dycom Industries, Inc. (the “Company”) sent the following communication to certain shareholders regarding the Company’s Annual Meeting of Shareholders to be held on November 20, 2012.  This information supplements information included in the Company’s definitive proxy statement dated October 11, 2012.

Supplemental Information Regarding Proposal 2 – Approval of the Dycom Industries, Inc. 2012 Long-Term Incentive Plan

Dear Shareholder:

At our 2012 Annual Meeting of Shareholders, to be held on Tuesday, November 20, 2012, we ask for your support by casting your votes in favor of Proposal 2, to approve our 2012 Long-Term Incentive Plan (the “2012 LTIP”). The 2012 LTIP will replace our current employee equity incentive plan, the 2003 Long-Term Incentive Plan (the “2003 LTIP”), which expires by its terms in November 2013.  You can find additional details on Proposal 2 beginning on page 53 of our proxy statement, which includes relevant information regarding the 2012 LTIP and the reasons why Management supports the proposal.  We urge you to review those materials in connection with this vote.

The two leading proxy advisory services have reached opposite conclusions on our 2012 LTIP proposal.  Although Institutional Shareholder Services (“ISS”) has recommended that its clients vote “against” Proposal 2, Glass Lewis & Co. (“Glass Lewis”) has recommended that its clients vote “for” Proposal 2 based on its own proprietary analysis.  ISS has recommended that its clients vote “for” Proposal 1 (election of three directors), Proposal 3 (ratification of the Company’s independent auditor) and Proposal 4 (approval of a non-binding advisory vote on the compensation of our named executive officers).  ISS recommended against Proposal 2 because we did not pass its Shareholder Value Transfer (“SVT”) test, despite the fact that we passed ISS’s burn rate test and ISS found no significant concerns with our executive compensation practices.

We strongly disagree with ISS’s recommendation for Proposal 2.  As discussed in further detail below, we believe that ISS’s analysis is flawed and our shareholders should not follow their recommendation.

Accordingly, our Board of Directors recommends that you vote “FOR” Proposal 2 – Approval of the Dycom Industries, Inc. 2012 Long-Term Incentive Plan.

1.	The 2012 LTIP is an integral part of our pay-for-performance philosophy.

As disclosed in our proxy statement, the 2012 LTIP is intended to attract, retain and motivate high-quality executives and is a key component of our pay-for-performance compensation philosophy.  The 2012 LTIP makes available performance-based equity awards for grant to eligible officers and key employees to enhance the link between pay and performance.  Adopting the 2012 LTIP will enable the Compensation Committee of the Board to continue to grant awards to promote our long-term success, increase shareholder value, align the interests of our executives and shareholders and promote a culture of Company ownership for executives as well as a broad group of key employees.  In fiscal 2012, approximately 49% of the total target direct compensation granted to our executive officers was in the form of equity compensation. Beyond our executives, 220 key employees also received equity awards. We believe this is crucial to ensuring broad alignment between employees and shareholders.

Our executives have generally held exercisable stock options for extended periods as we encourage them to have a meaningful stake in our future performance.  As discussed in greater detail below, ISS’s negative recommendation stems in large part from the cost it assigned to our “overhang”, which is made up in large part by the unexercised options held by our executives.  In our view, it would be adverse to our shareholders’ interests to encourage executives to exercise outstanding stock options shortly after they become exercisable (and sell underlying shares to satisfy exercise costs) so as to reduce overhang at the cost of reducing shareholder alignment.

ISS’s recommendation that its clients vote “against” the approval of the 2012 LTIP does not result from concerns with our executive compensation program.  ISS indicated a low concern with respect to the alignment of our Chief Executive Officer’s pay and Company performance.  In addition, Glass Lewis indicated that we have adequately aligned executive pay and Company performance. Both ISS and Glass Lewis have recommended that their clients vote “for” our “say-on-pay” advisory proposal.

2.	The ISS Shareholder Value Transfer (“SVT”) model and analysis disregards the Company’s burn rate, which meets ISS’s burn rate test and is within industry standards.

We have demonstrated effective management of the shares approved under our prior equity plans.  Despite significant volatility in our stock price and unusual economic conditions, we have not requested additional authorized shares under the 2003 LTIP since November 2006. Over the last three fiscal years, equity-related compensation expense has averaged less than 2% of our total compensation expenses.  In addition, we have repurchased over 6.4 million shares, or over 15% of our shares outstanding, in the open market during this period, further reducing the dilution attributable to our equity grants.

The ISS burn rate test appears to have no relationship to the ISS SVT analysis.  Our historical three-year average burn rate of 2.64% is below the ISS prescribed industry cap of 2.93%, even taking into account the reduced share count resulting from our share repurchase program.  As compared to the SVT test, we believe that burn rate is a more relevant and objective measure of dilution for shareholders.  We also believe that ISS’s reliance on the SVT analysis and its failure to reconcile the disparate outcomes of its two tests, presents a significant disconnect in ISS’s analysis of the 2012 LTIP.

ISS’s recommendation that its clients vote “against” the approval of the 2012 LTIP does not result from any concerns with our burn rate.

3.	The ISS Shareholder Value Transfer model and analysis produces an arbitrary, formulaic result that fails to reflect our specific circumstances.

 The ISS SVT calculation is formulaic and does not take into account factors which we believe are beneficial to the interests of our long-term shareholders.  ISS’s one-size-fits-all approach relies on assumptions that do not reflect our specific circumstances and valuation techniques that dramatically overstate the value of future awards to be granted under the 2012 LTIP as well as the value of existing equity awards under the 2003 LTIP. In evaluating the 2012 LTIP, ISS utilized a proprietary methodology to determine the plan’s cost, purporting to rely on a binomial model that assesses the amount of equity realized by plan participants as options are exercised and award restrictions lapse.

ISS calculates SVT as the sum of:

1.	The value of the shares being requested under the 2012 LTIP, in our case 3,000,000 shares of common stock;

2.	The value of shares available for grant under our other equity plan, in our case 245,711 shares are available under our 2007 Director’s Plan; and

3.
The value of shares that have been previously granted but remain outstanding, in our case 4,295,771 shares, consisting of 3,298,747 shares underlying unexercised stock options and 997,024 full value equity awards outstanding as of July 28, 2012.

Each of these items is addressed in order:

Value of Shares Requested.  To determine the value of shares that we are requesting under the 2012 LTIP, ISS multiplies the number of shares being requested by the 200 day average of our common stock price to June 1, 2012.  In our case, ISS’s calculation is as follows:

3,000,000 (shares being requested) multiplied by $20.59 (the 200 day average price) = $61,770,000 in SVT or 9.21% of market value.

To simplify the calculation, ISS assumes that all shares will be issued as full value awards with an eventual value equal to the 200 day average share price.  This methodology bears no relation to our historical granting practices, which show that options have constituted approximately 64% of our share grants over the last three years, with the remaining being full value awards.  Furthermore, ISS does not evaluate the likelihood that plan participants will realize $20.59 in award value given the volatility of our stock at its current price.  In fact, over the last 5 years, plan participants have realized an average of $13.03 per award, nowhere near ISS’s assumed average award value under the SVT.  The full value being assigned by ISS to the shares we are requesting for the 2012 LTIP ($61,770,000) is not likely to ever transfer to plan participants.

Value of Shares Currently Available.  Currently, our 2007 Director’s Plan has 245,711 shares available for grant.  As disclosed in our proxy statement, directors currently receive a mix of stock options and full value awards consisting of 60.8% stock options and 39.2% full value awards.  As set forth above, the ISS model fails to evaluate the historical mix of awards we have granted and assumes all future awards will be full value.  Moreover, ISS further assumes an average award value of $20.59 even though over the last 5 years, participants in the 2007 Director’s Plan have realized an average award value of $12.05 per award.  In addition, participants in the 2007 Director’s Plan generally exercise their stock options infrequently in keeping with long-term alignment with shareholders.  Accordingly, this behavior tends to increase overhang as defined by ISS by extending the holding period of unexercised awards.  It is hard for us to understand how shareholders would be better served if participants simply exercised in-the-money options immediately upon vesting (and, as a consequence, diminish long-term alignment with shareholders) so as to minimize the impact of unexercised awards on the ISS SVT model.

2

Value of Shares Granted but Unexercised Awards.  To determine the value of equity awards granted but unexercised, ISS appears to take into account the portion of outstanding shares underlying stock options.  Accordingly, ISS’s methodology non-transparently assumes an average award value to be $13.45.  It then simply calculates the SVT for these shares as follows:

4,295,771 (Shares Granted but Unexercised) multiplied by $13.45 = $57,771,578 SVT or 8.61% of market value.

 This calculation fails to consider the following important factors:

A.           ISS includes the following 3,298,747 outstanding stock options in its SVT calculation:

Average Grant Price	Number Outstanding	Calendar Year Expiration
$13.86	73,640	2012
$25.09	415,085	2013
$34.41	552,800	2014
$25.07	54,501	2015
$20.80	12,000	2016
$27.80	20,000	2017
$7.00	450,311	2018
$8.55	754,951	2019
$13.91	840,643	2020
$19.44	124,816	2021

It is not readily apparent to us how any standard binomial model could return a value anywhere near the ISS implied value of $11.29 per option.*  This outcome is particularly confounding after our analysis shows that 1,179,202 or 35.7% of the options are “out of the money” including 1,042,386 which are “out of the money” by anywhere from $10.00 to $20.00.  Moreover, as the table above shows, a substantial portion of the “out of the money” options are scheduled to expire within three years.

B.           ISS also includes in its SVT calculation 387,132 full value supplemental awards currently reserved for issuance if certain performance measures are met under our outstanding performance awards.  While technically these shares are considered outstanding, as discussed in our proxy statement, we have not issued supplemental awards in connection with grants of performance vesting restricted stock units for six years. Accordingly, as each underlying performance award vests or is forfeited, these supplemental awards are simply cancelled. To ascribe an overhang of $7,971,047 in SVT to shares with essentially no likelihood of issuance seems to us entirely unreasonable.

________________________________________

* We derived an implied ISS option value as follows:

1.	997,024 full value awards X $20.59 = $20,528,724
2.	3,298,747 options X $11.29 = $37,242,854
Total                      $57,771,578

3

In summary, we strongly believe that ISS’s Shareholder Value Transfer (SVT) analysis wrongly values future equity awards contemplated by the 2012 LTIP and outstanding awards under our existing equity plans.  We urge our shareholders to thoughtfully consider our analysis as you vote on the 2012 LTIP.

4.	The 2012 LTIP contains a limited share request.

Although the 2012 LTIP has a ten-year term, we are only asking shareholders to approve a number of shares equal to our anticipated needs over the next several years.  This approach provides shareholders with the opportunity to review and consider our long-term equity compensation program and grant practices before authorizing additional shares.

5.	The 2012 LTIP is responsive to shareholder concerns in key governance areas.

As disclosed in our proxy statement, the 2012 LTIP is representative of the current best practices of our compensation peer group and the general market.  The 2012 LTIP (i) prohibits stock option re-pricing and the buyout of underwater options for cash or other types of consideration without shareholder approval, (ii) provides for minimum vesting periods, (iii) prohibits granting dividend equivalent rights on unearned performance-based awards and (iv) does not provide for automatic vesting of equity awards upon a change of control.

ISS’s recommendation that its clients vote “against” the approval of the 2012 LTIP does not reflect any concerns with the terms of the 2012 LTIP or with our corporate governance policies.

                   *****

Conclusion

In light of the foregoing, we strongly disagree with ISS’ recommendation and analysis and urge you to vote “FOR” approval of Proposal 2, the approval of the 2012 LTIP.  Your votes are important and we appreciate your continued support of the Company.

4